Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “ Agreement”) by and between Independence Bancshares, Inc. a South Carolina corporation (the “Company”), Independence National Bank (the "Bank"), a national bank and wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and Martha L. Long, a resident of the State of South Carolina (the “Executive”), is made and entered into as of December 19, 2014.

W I T N E S S E T H :

WHEREAS, the Employee is a key employee of the Employer, and the Employer desires to provide the Employee with certain additional compensation and benefits in the event that a Change of Control (as defined herein) of the Employer occurs; and

WHEREAS, in accordance with the foregoing, the Employer will make a severance payment to the Employee if the Employee’s employment is terminated by the Employee for Good Reason or by the Employer other than for Cause (as such terms are defined herein) following a Change in Control, all as specifically set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1.

Term.   The initial term of this Agreement shall be for a one (1) year period beginning on the execution date of this Agreement and ending on the one (1) year anniversary thereof. This Agreement will automatically renew for subsequent one (1) year periods (each a “Renewal Period”) unless, at least thirty (30) days prior to the beginning of a Renewal Period, the Employer shall give notice to the Executive that this Agreement shall not be so renewed.

2.

Terms of At-Will Employment.

(a)

Executive and the Employer acknowledge that the employment of the Executive by the Employer is “at will” and Executive shall have no rights to continued employment under this Agreement.

(b)

During the term of her employment by the Employer, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote her full business time and attention to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive by the Board of Directors, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

3.

Change in Control Payment ; Release of Claims.

(a)

Upon the termination of the Executive's employment by (i) the Executive for Good Reason upon delivery of a Notice of Termination to the Employer, or (ii) the Employer other than for Cause, in each case simultaneously with or within one year after the occurrence of a Change in Control, the Employer shall pay the Executive (or in the event of her death during the term of this Agreement, her estate) in cash within sixty (60) days of the date of termination, severance compensation in an amount equal to her then current monthly base salary multiplied by twelve (12), plus any bonus earned through the date of termination but unpaid as of the date of termination.  In addition, the foregoing shall be in addition to any other rights that the Executive may be entitled to under any other agreements with, or benefit plans of, the Employer.

(b)

The Executive and her covered dependents may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In accordance with COBRA, assuming the Executive is covered under the Employer’s group health plan as of her date of termination, the Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period.  If the Executive elects COBRA coverage for group health coverage, then for the first twelve (12) months of COBRA coverage she will only be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee's share of premiums for coverage for the respective plan year of coverage and the Company's share of such premiums shall be treated as taxable income to the Executive, and thereafter she will be required the full COBRA of the full COBRA cost of the coverage.  Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (b) shall cease to the extent that the Executive obtains any coverage pursuant to a subsequent employer’s benefit plans.  This subsection (b) shall not be interpreted so as to limit any benefits to which the Executive or her covered dependents may be entitled under any of Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, if any.

(c)

Notwithstanding the foregoing, in the event that the Employer is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. § 359, et. seq.), any payment to be paid pursuant to this Section 3 shall be made only as permitted by applicable federal regulations.

(d)

The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code ”), and any regulations thereunder. If tax counsel appointed by the Employer determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax. The Payment shall be reduced, if applicable, by the Employer in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.

(e)

Within sixty (60) days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to make any payment hereunder, the Employer and the Executive shall enter into a mutually satisfactory form of release and may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.  Further provided that, if such severance payment is made by the Employer, and if the sixty day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent taxable year.

4.

Compliance with Section 409A. All payments that may be made pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Section 3 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Section 3 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 3 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all payments payable under the provisions of Section 3 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

5.

Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Sections 3 and 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer.  The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

6.

Certain Definitions.

(a)

“Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)

“Cause” shall mean termination because of the Executive’s (i) commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice which the Bank’s or Company’s Board of Directors shall, in good faith, deem to have resulted in the Executive’s becoming unbondable under the Employer’s or any Affiliate’s fidelity bond; (ii) willful engagement in misconduct which is deemed by the Board of Directors, in good faith, to be materially injurious to the Employer or any of its Affiliates, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Employer or any of its Affiliates and competing with the Employer or any of its Affiliates, or soliciting employees, consultants or customers of the Employer or any of its Affiliates in violation of law or any employment or other agreement to which the Executive is a party; or (iii) willful and continued failure or habitual neglect to perform her duties with the Employer or any of its Affiliates substantially in accordance with the operating and personnel policies and procedures of the Employer or its Affiliate generally applicable to all their employees.  For purposes of this Agreement, no act or failure to act by the Executive shall be deemed be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Executive and/or any Affiliate.  “Cause” under either (i), (ii) or (iii) shall be determined by the Board of Directors.  The determination of “Cause” may be made by the Bank’s or Company’s Board of Directors solely for purposes of this Agreement and without regard to any other purpose of the Company.

(c)

“Change in Control” shall mean a change of control as defined by Treasury Regulation § 1.409A-3(i)(5) of the Bank or the Company; provided that, a transaction involving the sale of the Company’s securities shall constitute a change in control under Treasury Regulation § 1.409A-3(i)(5) for purposes of this Agreement if such transaction results in the sale of more than 50 percent of the total fair market value (based on the book value of the Company as a consolidated entity immediately prior to such transaction) or total voting power of the stock of the Company.

(d)

“Good Reason” shall mean good reason as defined by Treasury Regulation § 1.409A-1(n)(2)(ii).

(e)

“Notice of Termination” shall mean a written notice of termination from the Executive to the Employer which specifies an effective date of termination, indicates the specific reason for termination, and sets forth the Good Reason event which occurred no more than 90 days prior to the date of the notice and provides the Employer not less than 30 days to remedy the condition.

(f)

“Terminate,” “terminated,” “termination,” or “termination of employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

7.

Miscellaneous.

(a)

Governing Law. This Agreement and all rights hereunder shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws, except to the extent governed by the laws of the United States of America, in which case federal laws shall govern.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

(b)

Successors.

(i)

This Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii)

This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation, whether or not the Employer is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Employer to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.

(c)

Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Martha L. Long

521 Beacon Shores Drive

Seneca, SC 29662

If to the Employer:

Independence Bancshares, Inc.

500 E. Washington Street

Greenville, SC 29601

Attention: Gordon A. Baird, Chief Executive Officer

and

Independence National Bank

500 E. Washington Street

Greenville, SC 29601

Attention: Lawrence R. Miller, Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)

Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(f)

Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable, or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(g)

Withholding. The Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)

Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein.  This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Agreement as of the date first above written.

INDEPENDENCE BANCSHARES, INC.
ATTEST:

By:		By:	/s/ Gordon A. Baird
Name:		Name:	Gordon A. Baird
		Title:	Chief Executive Officer

INDEPENDENCE NATIONAL BANK
ATTEST:

By	/s/ Susan M. Wilson	By:	/s/ Lawrence R. Miller
Name:	Susan M. Wilson	Name:	Lawrence R. Miller
		Title:	President and CEO

EXECUTIVE

/s/ Martha L. Long
Martha L. Long